ALTERNATIVE STRATEGIES INCOME FUND

Supplement dated May 24, 2024 to the Statement of Additional Information dated October 1, 2023

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Effective May 30, 2024, Lynn Bowley will no longer serve as the Chief Compliance Officer for Alternative Strategies Income Fund.

Also, effective May 30, 2024, please be advised that Michael Nanosky will serve as the Chief Compliance Officer for the Alternative Strategies Income Fund.

The information in this supplement contains new and additional information beyond that in the Prospectus and Statement of Additional Information, dated October 1, 2023. This supplement should be read in conjunction with the Prospectuses and Statements of Additional Information and should be retained for future reference.